                                                                      EXHIBIT 11


             COLLABORATIVE CLINICAL RESEARCH, INC. AND SUBSIDIARIES

                         STATEMENT REGARDING COMPUTATION
                         OF NET INCOME (LOSS) PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                            Three Months                        Nine Months
                                                         Ended September 30,                Ended September 30,
                                                     ----------------------------       ----------------------------
                                                         1997            1996                1997            1996
                                                     ------------    ------------       ------------    ------------

Net income (loss)                                      $  (1,462)      $      709         $  (2,367)      $    1,053
                                                     ============    ============       ============    ============

Weighted average common shares outstanding                 6,402            6,271             6,377            4,071
Net effect of dilutive common share options
     and dilutive common share warrants - Note A                              379                                448
                                                           -----                              -----
Shares used in calculation of net income
     (loss) per common share                               6,402            6,650             6,377            4,519
                                                     ============    ============       ============    ============

Net income (loss) per common share - Note B            $   (0.23)      $     0.11         $   (0.37)      $     0.23
                                                     ============    ============       ============    ============


NOTE A - Common share options and warrants granted within a twelve month period preceding the Company's initial public offering are included as if they were outstanding for all periods presented prior to the Company's initial public offering. The dilutive effect of all options outstanding was calculated using the treasury stock method.

NOTE B - Fully diluted net income (loss) per common share has not been presented because the effect is either immaterial or anti-dilutive.